Exhibit 10.47

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of May 6, 2010, between TOMMY HILFIGER GROUP B.V., a private limited liability company organized under the laws of the Netherlands (“Tommy Hilfiger” and, together with its affiliates, including, without limitation, its indirect parent corporation, Phillips-Van Heusen Corporation (the “Company”; the Company shall refer to Tommy Hilfiger or Phillips-Van Heusen Corporation (“PVH”) or PVH and its affiliates and subsidiaries, including Tommy Hilfiger, collectively, as the context may require), and FRED GEHRING (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as Chief Executive Officer of Tommy Hilfiger and is appointed as managing director (statutair bestuurder) of Tommy Hilfiger, pursuant to an Employment Agreement between the Executive and Tommy Hilfiger dated as of September 1, 2009 (the “Existing Agreement”);

WHEREAS, the Executive has been employed with Tommy Hilfiger Europe B.V. since June 1, 1997. For purposes of calculating the Executive’s seniority, such date shall be deemed as the date of commencement of his employment with Tommy Hilfiger;

WHEREAS, on May 6, 2010, PVH completed its acquisition of Tommy Hilfiger and certain affiliated companies;

WHEREAS, the Executive desires to continue to be employed by Tommy Hilfiger on the terms and conditions set forth herein, and agrees that this Agreement shall amend and supersede the terms and conditions of the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Employment.

(a)              Effective Date.  This Agreement shall be effective as of May 6, 2010 (the “Effective Date”).

(b)              Employment Period.  Tommy Hilfiger agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by Tommy Hilfiger, in accordance with the terms and conditions hereof.  The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment.  Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)), subject to the applicable notice periods.  Each party hereto may terminate this Agreement by giving written notice before the end of a calendar month, subject to a notice period of 90 days for the Executive and 180 days for Tommy Hilfiger, if applicable.  This Agreement will automatically terminate upon the end of the month during which the 65th birthday of the Executive occurs. The period commencing on the Effective Date and ending on the last day of the applicable notice period is hereinafter referred to as the “Employment Period.”

(c)              Position and Duties.

(i)           During the Employment Period, (A) the Executive shall hold the title “Chief Executive Officer of Tommy Hilfiger” and the title “Chief Executive Officer of PVH International Operations.”

(A)          As Chief Executive Officer of Tommy Hilfiger, the Executive shall have such duties and responsibilities as shall from time to time be assigned to him and as are consistent and commensurate with his title and position.  Without limiting the generality of the foregoing, the managers of the European and Asian businesses operated by Tommy Hilfiger under the Tommy Hilfiger brands will report to the Executive or to persons reporting to the Executive; provided, however, that, it is understood and agreed that (x) the Chief Financial Officer of Tommy Hilfiger will report to both the chief operating officer of Tommy Hilfiger and the principal financial officer of PVH and (y) the international managers for Tommy Hilfiger’s legal, risk, audit, governance and compliance, treasury and other integral corporate functions (not including human resources) may also be required to report with respect to certain matters to PVH’s head of their respective function (or such PVH’s head’s direct reports).

(B)          As Chief Executive Officer of PVH’s International Operations, the Executive shall oversee Company employees working in Europe and Asia on the development of businesses in Europe and Asia under PVH’s so-called “heritage” brands, principally ARROW, IZOD and Van Heusen and, which, for the avoidance of doubt, does not include any responsibilities with respect to the international operations of PVH’s Calvin Klein division.

(C)          The Executive’s services shall be performed at Tommy Hilfiger’s headquarters in Amsterdam, The Netherlands (or such other location as may be mutually agreed between the Company and the Executive), except for travel and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time (with business time determined in accordance with the Company’s usual and customary standards for its senior executives) to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and conscientiously such responsibilities.  During the Employment Period, the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic and charitable boards and to manage his personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of PVH’s Board of Directors (which, for purposes of this Agreement, includes any committee thereof, unless the context requires otherwise (the “Board”)), with the performance of his duties for the Company and are otherwise consistent with the Company’s governance policies.  Notwithstanding the foregoing, the Executive may continue to maintain a direct or indirect ownership interest in each of Pepe Holdings Ltd., TH Asia Limited, and Asian and Western Classics B.V., including the right to increase his ownership interest in each such entity. Furthermore, the Executive may continue his directorship in TH Asia Limited and support Apax Partners L.P. and/or any of its affiliates in defining a new business strategy for Asian and Western Classics B.V.; provided, however, that in all such cases, such directorship and support shall not interfere with the Executive’s performance of his duties hereunder in any significant manner and any services provided to any such entity shall not directly conflict with, or bring such entity into direct competition with, any of the Company’s businesses. For the avoidance of doubt, the Executive is not allowed to perform services for Pepe Holdings Ltd.

(iii)            During the Employment Period, the Executive shall only report to the principal executive officer of PVH (the “CEO of PVH”).

2.           Compensation.

(a)              Base Salary.  During the Employment Period, Tommy Hilfiger shall pay the Executive a salary at the annual rate of 850,000 Euros (“Base Salary”), which amount includes holiday pay, payable in accordance with the normal payroll procedures of Tommy Hilfiger in effect from time to time.  The Executive’s Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives.  Base Salary shall not be reduced after any increase, and the term Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.

(b)              Incentive and Bonus Compensation.  The Executive shall be eligible to participate in the Company’s existing and future bonus and stock option plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time.  Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan.  To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the CEO of PVH and/or the Board, as appropriate, may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in the sole and absolute discretion of the CEO of PVH or the Board.  Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any and all Plans in its sole and absolute discretion. Except as otherwise provided herein, the terms of each Plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.  Without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in any Plan (unless the Plan expressly defers to the definition of “cause” under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.

(i)           Without limiting the generality of the foregoing, the Executive’s bonus and equity compensation awards made with respect to PVH’s 2010 fiscal year shall be as set forth on Schedule 2(b) hereto.

(c)              Benefits.

(i)           The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time and subject to applicable law, it being acknowledged that by virtue of the Executive’s residence and principal workplace being in Amsterdam, the Netherlands, as well as the continuation of the Executive’s participation in certain plans that were in effect for him and/or the employees of Tommy Hilfiger prior to the Effective Date, that there may be differences in the employee benefit and insurance plans provided to him and PVH’s executives in the United States. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.

(ii)           In furtherance of the foregoing, the parties acknowledge and agree as follows:

(A)          The Executive shall continue to participate in the collective pension scheme of Tommy Hilfiger. The Executive’s pensionable basis (pensioengevend salaris) was equal to 672,525 Euros as of the Effective Date. The Executive’s pensionable basis will be increased annually by the same percentage, if any, as the percentage increase of the Base Salary during any fiscal year of PVH during the Employment Period that commences after the Effective Date.

(B)          The Company shall continue to procure at its cost accident insurance covering the Executive for business-related accidents and for accidents of every day life with a coverage of 2,500,000 Euros in case of death and 200,000 Euros in case of disability caused by illness or an accident, in favor of the Executive and his heirs, as the case may be.

(C)          The Company shall continue to procure at its cost Directors’ and Officer’s Liability Insurance covering the Executive providing customary and adequate insurance coverage for him consistent with the policy or policies in effect immediately prior to the Effective Date, including, without limitation, with respect to deductibles and coverage amounts.

(D)          The Company shall continue to procure at its cost disability insurance for the benefit of the Executive providing for a maximum of 200,000 Euros of annual income in case the Executive becomes fully disabled through illness or an accident.

(d)              Vacation.  The Executive shall be entitled to a paid vacation totaling 25 working days (excluding Saturdays) each calendar year during the Employment Period.  Vacation days shall be taken in accordance with the Company’s interests and after consultation with the CEO of PVH and the Chief Financial Officer and Chief Operating Officer of Tommy Hilfiger. The Executive shall ensure that he can be reached at all times during his vacation on reasonable notice.

(e)              Expenses.  The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof.  Such procedures include the reimbursement of approved expenses within 30 days after approval.

3.           Termination of Employment.

(a)              Termination for Cause by Tommy Hilfiger. If Tommy Hilfiger terminates this Agreement for Cause, Tommy Hilfiger shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of Tommy Hilfiger or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”). For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company’s severance policy upon his termination for Cause.

(i)           For purposes of this Agreement, “Cause” shall be defined as:  (1) gross negligence or willful misconduct, as the case may be, in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (2) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive’s duties, and the Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following the Executive’s receipt of such written demand; (3) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law or the equivalent of a felony under applicable foreign law (other than a traffic violation); (4) the Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); or (5) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which he is then acting for the Company.

(ii)           For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon an obligation under law or upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or the CEO of PVH or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(b)              Termination without Cause by Tommy Hilfiger or for Good Reason by the Executive.

(i)           If Tommy Hilfiger terminates the Executive’s services without Cause or the Executive terminates his employment with Tommy Hilfiger for Good Reason, the Executive shall be entitled to receive from the Company (W) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (X) all unreimbursed expenses (if any), subject to Section 2(d); (Y) an aggregate amount (the “Severance Amount”) equal to one and one half times the sum of (1) the Base Salary plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (Z) the payment or provision of any Other Benefits. The Severance Amount shall be paid in a lump sum. The lump sum amount shall be paid on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment in such way as indicated by the Executive provided such payment will not cause additional expenses to the Company.

(A)          “Good Reason” shall mean the occurrence of any of the following events or circumstances without the Executive’s prior written consent:

(1)           the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(c), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, including but not limited to substantial interference and/or amendment of the reporting lines provided for herein and the assignment of additional or alternate duties or responsibilities to the Executive in connection with his professional development or the reallocation of some of the Executive’s duties or responsibilities to other executives of the Company in connection with the evolution of the Executive’s position and expressly excluding any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)           a reduction of the Executive’s Base Salary;

(3)           the taking of any action by the Company that substantially diminishes (A) the aggregate value of the Executive’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to the Executive pursuant to the Company’s employee benefit and insurance plans as in effect on the Effective Date;

(4)           the Company requiring that the Executive’s services be rendered primarily at a location or locations more than 35 miles from the location set forth in Section 1(c); or

(5)           the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(ii)           In addition, if Tommy Hilfiger terminates the Executive’s employment with Tommy Hilfiger without Cause or the Executive terminates his employment with Tommy Hilfiger for Good Reason, then the Company shall also provide to the Executive, during the 18-month period following the Executive’s date of termination, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family immediately prior to such termination of employment; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage, and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage.

(iii)           For the avoidance of doubt, the payment of the Severance Amount shall be in lieu of any amounts payable under the Company’s severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.

(iv)           For the avoidance of doubt, the automatic termination of this Agreement upon the end of the month during which the 65th birthday of the Executive occurs as referred to in Section 1(b) will not be regarded as termination without Cause by the Company or for Good Reason by the Executive.

(v)           For the avoidance of doubt, the failure of the Company to pay the Executive a bonus during the 104-week period referred to in Section 3(d) shall not constitute Good Reason within the meaning of clause (3) of Section 3(b)(i)(A).

(c)              Termination by Voluntary Resignation (without Good Reason) by the Executive.  The Executive may terminate his employment with Tommy Hilfiger without Good Reason at any time by voluntary resignation.  Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.

(d)              Disability.  The Executive’s employment shall be terminable by Tommy Hilfiger, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that he is prevented from performing his usual duties and services hereunder during the 104-week period referred to in section 7:629 subsection 1 of the Dutch Civil Code (“Disability”).

(i)           In the case of Disability, Tommy Hilfiger shall continue to pay the Executive 70% of his Base Salary during such 104-week period.

(ii)           The Executive must strictly comply with the rules and guidelines which have been communicated to him by or on behalf of the Company.

(iii)           If the Executive’s employment is terminated by Tommy Hilfiger due to his Disability if and when permitted by applicable law, Tommy Hilfiger shall have no further obligation to the Executive hereunder, except for the payment to the Executive or his legal guardian or representative, as appropriate, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) the payment or provision of any Other Benefits.

(e)              Death.  If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) an amount equal to three months’ Base Salary, (iii) all unreimbursed expenses (if any), subject to Section 2(d) and (iii) the payment or provision of any Other Benefits.

(f)              Notice of Termination.  Any termination by Tommy Hilfiger or by the Executive, other than a termination by reason of the Executive’s death, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 7(c).  “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination.

(g)              Date of Termination.  For purposes of this Agreement the Executive’s date of termination of employment shall be (i) if the Executive’s employment is terminated by Tommy Hilfiger with or without Cause, by the Executive for or other than for Good Reason, or due to the Executive’s Disability, the date of termination shall be the last day of the applicable notice period (if any), which begins to run on the date on which the other party receives the Notice of Termination, unless a later date is set forth in the Notice of Termination, and (ii) if the Executive’s employment is terminated by reason of death, the date of termination shall be the date of death.

(h)              Resignation.  Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions that the Executive holds with Tommy Hilfiger and its affiliates, the Board (and any committees thereof), unless the Board requests otherwise and the Executive agrees, and the board of directors (and any committees thereof) of any of the Company’s subsidiaries and affiliates.

4.           Effect of Termination.

(a)              Full Settlement. In the event of termination without a Cause or termination with Good Reason, the amounts paid to the Executive pursuant to Section 3(b) shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have with respect to his employment by the Company and the termination thereof, other than as expressly provided in (i) Section 2(b) or in other existing agreements and arrangements related to stock and stock-options, (ii) Section 7(h) or (iii) Section 7(i). Without limiting the foregoing, any severance required by a court of law to be paid to the Executive shall be subtracted from the amounts paid to the Executive pursuant to Section 3(b).  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims.

(b)              No Duplication; No Mitigation; Limited Offset.  In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates.  In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates, except with respect to the continuation of benefits under Sections 3(b), which shall terminate immediately upon obtaining comparable coverage from another employer.

5.           Restrictive Covenants.

(a)              Confidentiality.  The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time.  The Executive further agrees that at any time during the Employment Period or thereafter he will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) (i) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a).  The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).

(b)              Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, and, accordingly, agrees that during the Restricted Period, the Executive will not, without the prior written consent of the Company, directly or indirectly, on the Executive's behalf or on behalf of any other person, firm, corporation, association or other entity (each, a "Person"), as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in any Competitive Business Entity. "Competitive Business Entity" shall mean any of the companies listed on Exhibit A and any of their respective controlled affiliates. Nothing herein shall restrict the Executive from owning, for personal investment purposes only, less than 2% of the voting stock or other securities of any publicly held Person or 5% of the ownership interest in any non-publicly held Person, if the Executive has no other connection or relationship with the issuer of such securities. The "Restricted Period" for purposes of this Agreement shall mean the period commencing on 6 May 2010, the closing of the Company’s purchase of the Tommy Hilfiger business (the "Closing") and ending on the later of (x) the second anniversary of the Closing and (y) the first anniversary of the Executive's termination of employment with the Company; provided, however, that if the Executive's employment with the Company is terminated by the Company without Cause or the Executive resigns with Good Reason, the Restricted Period shall end on the date Executive ceases to be an employee of the Company.

(c)              Non-Solicitation.  The Executive agrees that during the term of the Executive's employment with the Company and for a period ending on the later of (x) the second anniversary of the Closing and (y) 18 months following the termination of the Executive's employment with the Company for any reason, the Executive will not (i) hire or solicit to hire, whether on the Executive's own behalf or on behalf of any other Person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of Executive's employment with the Company, or (ii) directly or indirectly, encourage or induce any employee of the Company to leave the Company's employ, except in the ordinary course of the Company's business.

(d)              Public Comment.  The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the then current (i) members of the Board and (ii) members of the Company’s senior management shall not make any derogatory comment concerning the Executive, and the Company shall use reasonable efforts to ensure that the former (A) members of the Board and (B) members of the Company’s senior management do not make any derogatory comment concerning the Executive.

(e)              Blue Penciling.  It is expressly understood and agreed that although the Executive and the Company consider the restrictions to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f)              Injunctive Relief.  The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(g)              Penalty. If the Executive is in breach of any of the covenants and obligations contained in this Section 5, the Executive shall owe to the Company without any demand or other prior notice a non-recurrent penalty of €10,000, to be increased by a penalty of €1,000 for each day, including a portion of a day, that the breach continues. The Company shall be entitled to the penalty without prejudice to any claim for performance of the covenants and obligations set out in this Section 5. The Company shall have the right to claim damages in addition to the aforementioned penalty.

6.           Work for Hire.  The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company.  Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

7.           Miscellaneous.

(a)              Assignment and Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.  Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of his rights or obligations under this Agreement without first obtaining the written consent of the Company.  The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)              Survival.  The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.

(c)              Notices.  Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

       If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records

       If to the Company at:

       Phillips-Van Heusen Corporation
       200 Madison Avenue
       New York, New York  10016
       Attention:  Chairman

       With a copy to:

       Phillips-Van Heusen Corporation
       200 Madison Avenue
       New York, New York  10016
       Attention:  Senior Vice President, General Counsel and Secretary

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d)              Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Netherlands, without regard to the principles thereof relating to the conflict of laws.

(e)              Consent to Jurisdiction.  Any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in Amsterdam, The Netherlands and, by execution and delivery of this Agreement, the Executive: (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

(f)              Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(g)              Waiver.  The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement.  The Company, however, reserves the right to deny any similar waiver in the future.  Each such waiver must be express and in writing and there will be no waiver by conduct.  Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company’s right to terminate the Executive’s employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)              Indemnification.  The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive’s acting as Chief Executive Officer of Tommy Hilfiger or Chief Executive Officer of PVH International Operations or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company.  In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company.

(i)              Legal Fees.  The Company agrees to reimburse the Executive (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the fullest extent permitted by law, for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided, that the Executive prevails with respect to at least one substantive issue in dispute.

(j)              Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)              Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(l)              Section 409A of the Code.  The following provisions of Section 7(l) shall be applicable only if the Executive is a taxpayer who is covered by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”).  To the extent applicable, the provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A.  The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A), then with regard to any payment or benefit that is considered “deferred compensation” under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the six-month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  Notwithstanding any provision in this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Section 409A, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute “deferred compensation” for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

(m)              Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Existing Agreement, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, excluding the Plans or the plans referred to in Section 2(c), as well as all other then-existing agreements and arrangements related to stock and stock options, the terms and conditions of which shall not be affected hereby.  This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns, provided that the Company shall have the right to amend this Employment Agreement unilaterally within the scope of section 7:613 of the Dutch Civil Code.  The Executive acknowledges that he is entering into this Agreement of his own free will and accord with no duress, and that he has read this Agreement and understands it and its legal consequences.

(n)              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

TOMMY HILFIGER GROUP B.V.

By:              /s/ Fred Gehring                                                   /s/ Ludo Onnink
    Name:  Fred Gehring                                                 Name:  Ludo Onnink

Date:    November 1   , 2010                                Date:    November 1   , 2010

   /s/ Fred Gehring
Fred Gehring

Date:    November 1   , 2010

EXHIBIT A

Competitive Business Entities

VF Corporation

Polo Ralph Lauren

Warnaco

Liz Claiborne

Jones Apparel

Perry Ellis

Oxford

Kenneth Cole

Hugo Boss

Guess

DKNY- Donna Karan

Diesel

G-Star

Pepe Jeans

Gant

Lacoste

A-1

Schedule 2(b)

2010 annual performance bonus:  Threshold €638,000 Target €1,275,000 Maximum €2,550,000, subject to performance goals to be established and approved by Compensation Committee.

2010 equity grant:  Total "value" of approximately €1,200,000, to be divided as 60% in stock options, 40% in RSUs.  Actual grant numbers to be determined using the Committee's usual methodology and grant procedures based upon the Black-Scholes value for determining stock options and closing PVH stock price on date of grant for determining RSUs and Euro to US dollar conversion rate on the business date immediately preceding the date of Committee action to make grants and closing price of PVH stock on the date of Committee action to make grants.  Stock options to vest at the rate of 25% of the number of shares subject to the grant on each of the first four anniversaries of the date of grant.  RSUs to vest at the rate of 25% of the number of shares subject to the award on each of the second and third anniversaries of the date of grant  and 50% on the fourth anniversary of the date of grant.

A-2